Exhibit 99.1

Teladoc Health Reports Second-Quarter 2021 Results,

Raises Full-Year Revenue Guidance

●	Second quarter revenue grows 109% year-over-year to $503 million, driving 2021 revenue outlook increase to $2,000 million to $2,025 million.

●	Total second quarter visits top 3.5 million – 28% higher than Q2 2020, in the first wave of the pandemic.

●	Significant new agreement with HCSC to provide Teladoc Health’s suite of whole-person chronic care solutions.

●	Launched myStrength Complete, an integrated mental health service that combines app-based tools and coaching expertise with Teladoc’s therapists and psychiatrists to enable consumers to receive the level of mental health support and care they need, when they need it.

PURCHASE, NY, July 27, 2021— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the quarter ended June 30, 2021.

“Teladoc Health delivered a strong second quarter, marked by exciting new client wins, product launches, and tremendous progress on our quest to be the category-defining provider of whole person virtual care,” said Jason Gorevic, chief executive officer of Teladoc Health. “We have solid momentum heading into the second half as the market embraces the unified care experience that only Teladoc Health has the breadth and scale to achieve.”

Financial Results for the Second Quarter and Six Months Ended June 30, 2021

Revenue
($ thousands, unaudited)
	Quarter Ended		Year over Year		Six Months Ended		Year over Year
	June 30,		Growth		June 30,		Growth
	2021	2020			2021	2020
Access Fees Revenue
U.S.	$396,622	$152,021	161%		$747,490	$259,960	188%
International	37,422	30,150	24%		74,710	59,264	26%
Total	434,044	182,171	138%		822,200	319,224	158%

Visit Fee Revenue
U.S.	59,196	58,512	1%		113,536	101,996	11%
International	130	347	(63)%		252	609	(59)%
Total	59,326	58,859	1%		113,788	102,605	11%

Other
U.S.	9,363	0	n	/m	20,034	0	n	/m
International	406	0	n	/m	792	0	n	/m
Total	9,769	0	n	/m	20,826	0	n	/m

Total Revenue	$503,139	$241,030	109%		$956,814	$421,829	127%

n/m – Not meaningful

Membership and Visit Fee Only Access
(millions)
	Quarter Ended
	June 30,		Growth
	2021	2020
U.S. Paid Membership	52.0	51.5	1%

U.S. Visit Fee Only Access	22.0	21.8	1%

Chronic Care Enrollment	0.715	-	n	/m

Visits
(thousands)
	Quarter Ended		Year over Year		Six Months Ended		Year over Year
	June 30,		Growth		June 30,		Growth
	2021	2020			2021	2020
U.S. Visits	3,037	2,302	32%		5,760	3,916	47%
International Visits	477	453	5%		944	885	7%
Total Visits	3,514	2,755	28%		6,704	4,801	40%

Utilization	21.5%	16.0%	550	pt	20.5%	14.7%	588	pt

Platform-Enabled Sessions*	1,017	-	n	/m	2,109	-	n	/m

Total Visits & Sessions Provided & Enabled	4,531	2,755	64%		8,813	4,801	84%

* Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

●	Net loss was $(133.8) million for the second quarter 2021 compared to $(25.7) million for the second quarter 2020. Net loss was $(333.5) million for the first half of 2021 compared to $(55.3) million for the first half of 2020. The second quarter and first half of 2021 include stock-based compensation expense of $83.0 million and $169.3 million, respectively, an increase of $61.0 million and $129.0 million, respectively, from the second quarter and first half of 2020, substantially reflecting higher expense associated with Livongo stock awards that continue to vest after the merger. Net loss also includes amortization of acquired intangibles of $46.1 million and $90.9 million, respectively, for the second quarter and first half of 2021, an increase of $37.7 million and $74.1 million, respectively, from the second quarter and first half of 2020, substantially reflecting higher amortization of acquired intangible assets from the Livongo and InTouch Health acquisitions. Net loss also includes loss on extinguishment of debt of $31.4 million and $42.9 million, respectively, for the second quarter and first half of 2021, an increase of $23.7 and $35.1 million, respectively, from the second quarter and first half 2020, primarily reflecting the exchange of convertible senior notes due 2025 in the second quarter 2021. Net loss also includes a non-cash income tax expense of $90.2 million for the first half of 2021, substantially reflecting the recording of a valuation allowance on stock compensation benefits associated with the Livongo merger, recorded in the first quarter of 2021.

●	Net loss per basic and diluted share was $(0.86) for the second quarter 2021 compared to $(0.34) for the second quarter 2020. Net loss per basic and diluted share was $(2.16) and $(0.74) for the first half of 2021 and 2020, respectively. Net loss per basic and diluted share includes stock-based compensation expense of $0.53 per share and $0.29 per share for the second quarter 2021 and 2020, respectively, and $1.10 per share and $0.54 per share for the first half of 2021 and 2020, respectively. Net loss per basic and diluted share also includes amortization of acquired intangible assets of $0.30 per share and $0.11 per share for the second quarter 2021 and 2020, respectively, and $0.59 per share and $0.22 per share for the first half of 2021 and 2020, respectively. Net loss per basic and diluted share also includes loss on extinguishment of debt of $0.20 per share and $0.10 per share for the second quarter 2021 and 2020, respectively, and $0.28 per share and $0.10 per share for the first half of 2021 and 2020, respectively. In addition, net loss includes the non-cash income tax charge referred to above of $0.59 per share for the first half of 2021 as compared to a benefit of $(0.04) per share in the first half of 2020. The number of weighted-average shares outstanding was 156.1 million and 154.2 million for the second quarter and first half of 2021, respectively, up from 76.5 million and 74.9 million for the second quarter and first half of 2020, substantially reflecting the impact of the Livongo and InTouch Health acquisitions.
●	GAAP Gross margin, which includes depreciation and amortization, was 67.9 percent for the second quarter 2021 and 61.7 percent for the second quarter 2020. For first half 2021 and 2020, GAAP Gross margin was 67.4 percent and 60.6 percent, respectively.
●	Adjusted Gross margin was 68.1 percent for the second quarter 2021 compared to 62.3 percent for the second quarter 2020. For the first half of 2021 and 2020, Adjusted Gross margin was 68.0 percent and 61.3 percent, respectively.
●	EBITDA was a loss of $(27.6) million for the second quarter 2021 compared to a positive $2.7 million for the second quarter 2020. EBITDA was a loss of $(63.6) million and $(8.6) million, respectively, for the first half of 2021 and 2020. EBITDA includes stock-based compensation expense of $83.0 million and $169.3 million for the second quarter and first half of 2021, respectively, an increase of $61.0 million and $129.0 million from the second quarter and first half of 2020, respectively, substantially reflecting higher expense associated with Livongo stock awards that continue to vest after the merger. EBITDA also includes acquisition, integration and transformation costs of $11.4 million and $17.7 million for the second quarter and first half of 2021, respectively, an increase of $9.8 million and $12.5 million from the second quarter and first half of 2020, respectively.
●	Adjusted EBITDA was $66.8 million for the second quarter 2021 compared to $26.3 million for the second quarter 2020. Adjusted EBITDA was $123.4 million for the first half of 2021 compared to $36.9 million for the first half of 2020.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Teladoc Health provides guidance based on current market conditions and expectations. Given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, our updated guidance is based on what we know today. As this is an evolving situation, circumstances are likely to change, but we believe our guidance ranges provide a reasonable baseline for 2021 financial performance.

For the third-quarter 2021, we expect:

●	Total revenue to be in the range of $510 million to $520 million.
●	EBITDA to be in the range of $(31) million to $(26) million.
●	Adjusted EBITDA to be in the range of $60 million to $65 million.
●	Net loss per share, based on 159.8 million weighted average shares outstanding, to be between $(0.78) and $(0.68).
●	Total U.S. paid membership to be in the range of 52 million to 53 million members and visit fee only access to be available to approximately 22 million individuals.
●	Total visits to be between 3.4 million and 3.6 million.

For the full-year 2021, we expect:

●	Total revenue to be in the range of $2,000 million to $2,025 million.
●	EBITDA to be in the range of $(120) million to $(100) million.
●	Adjusted EBITDA to be in the range of $255 million to $275 million, including an estimated $20 million in lower expenses primarily related to Livongo devices as a result of the merger.
●	Net loss per share, based on 157.4 million weighted average shares outstanding, to be between $(3.60) and $(3.35).
●	Total U.S. paid membership to be in the range of 52 million to 54 million members and visit fee only access to be available to approximately 22 million individuals.
●	Total visits to be between 13.5 million and 14.0 million.

Quarterly Conference Call

The second quarter 2021 earnings conference call and webcast will be held Tuesday, July 27, 2021 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-968-2101 for U.S. participants, or 1-236-714-2089 for international participants, and referencing Conference ID Number: 9335098; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked best in KLAS for Virtual Care Platforms in 2020, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes to our abilities to recruit and retain qualified providers into our network; and (vi) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$783,724	$733,324
Short-term investments	2,538	53,245
Accounts receivable, net of allowance of $10,952 and $6,412, respectively	179,436	169,281
Inventories	56,990	56,498
Prepaid expenses and other current assets	82,149	47,259
Total current assets	1,104,837	1,059,607
Property and equipment, net	28,184	28,551
Goodwill	14,454,712	14,581,255
Intangible assets, net	1,963,172	2,020,864
Operating lease - right-of-use assets	41,880	46,647
Other assets	18,334	18,357
Total assets	$17,611,119	$17,755,281
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42,077	$46,030
Accrued expenses and other current liabilities	91,609	83,657
Accrued compensation	59,629	94,593
Deferred revenue-current	69,293	52,356
Advances from financing companies	13,619	13,453
Current portion of long-term debt	0	42,560
Total current liabilities	276,227	332,649
Other liabilities	1,346	1,616
Operating lease liabilities, net of current portion	36,493	43,142
Deferred revenue, net of current portion	3,501	2,449
Advances from financing companies, net of current portion	9,561	9,926
Deferred taxes	81,882	102,103
Convertible senior notes, net	1,201,039	1,379,592
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 159,462,979 shares and 150,281,099 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	159	150
Additional paid-in capital	17,314,749	16,857,797
Accumulated deficit	(1,326,129)	(992,661)
Accumulated other comprehensive gain	12,291	18,518
Total stockholders’ equity	16,001,070	15,883,804
Total liabilities and stockholders’ equity	$17,611,119	$17,755,281

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$503,139	$241,030	$956,814	$421,829
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	160,273	90,780	306,232	163,162
Operating expenses:
Advertising and marketing	103,221	47,578	192,660	80,093
Sales	63,856	18,687	128,649	36,627
Technology and development	80,759	23,029	158,767	42,286
Acquisition, integration and transformation costs	11,421	1,627	17,744	5,291
General and administrative	111,216	56,615	216,388	102,957
Depreciation and amortization	51,341	9,893	100,000	19,603
Total expenses	582,087	248,209	1,120,440	450,019
Loss from operations	(78,948)	(7,179)	(163,626)	(28,190)
Loss on extinguishment of debt	31,419	7,751	42,878	7,751
Other (income) expense, net	(217)	(111)	(5,869)	574
Interest expense, net	20,473	13,262	42,598	21,880
Net loss before taxes	(130,623)	(28,081)	(243,233)	(58,395)
Income tax expense (benefit)	3,196	(2,399)	90,235	(3,110)
Net loss	$(133,819)	$(25,682)	$(333,468)	$(55,285)

Net loss per share, basic and diluted	$(0.86)	$(0.34)	$(2.16)	$(0.74)

Weighted-average shares used to compute basic and diluted net loss per share	156,055,090	76,512,870	154,187,739	74,919,194

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows provided by operating activities:
Net loss	$(333,468)	$(55,285)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,000	19,603
Amortization of right-of-use assets and depreciation of rental equipment	7,521	3,052
Allowance for doubtful accounts	7,534	2,290
Stock-based compensation	169,270	40,243
Deferred income taxes	83,823	(3,457)
Accretion of interest	32,566	16,576
Loss on extinguishment of debt	39,782	7,751
Gain on sale of investment	(5,901)	0
Change in fair value of contingent consideration	38	214
Changes in operating assets and liabilities:
Accounts receivable	(16,573)	(24,773)
Prepaid expenses and other current assets	(26,758)	1,595
Inventory	(2,234)	0
Other assets	1,919	36
Accounts payable	(4,741)	1,844
Accrued expenses and other current liabilities	5,380	37,555
Accrued compensation	(35,606)	(1,818)
Deferred revenue	17,205	(12,347)
Operating lease liabilities	(5,833)	(2,788)
Other liabilities	267	(1,061)
Net cash provided by operating activities	34,191	29,230
Cash flows used in investing activities:
Capital expenditures	(4,405)	(1,641)
Capitalized software development costs	(21,508)	(6,449)
Proceeds from marketable securities	50,000	0
Proceeds from the sale of investment	10,901	—
Acquisitions of business, net of cash acquired	(56,336)	(13,500)
Other, net	3,150	0
Net cash used in investing activities	(18,198)	(21,590)
Cash flows provided by financing activities:
Net proceeds from the exercise of stock options	17,781	33,513
Proceeds from issuance of 2027 Notes	0	1,000,000
Payment of issuance costs of 2027 Notes	0	(24,070)
Repurchase of 2022 Notes	(137)	(228,130)
Proceeds from advances from financing companies	7,924	0
Payment from customers against advances from financing companies	(8,122)	0
Proceeds from employee stock purchase plan	11,031	2,473
Cash received for withholding taxes on stock-based compensation, net	5,159	4,492
Other, net	(98)	0
Net cash provided by financing activities	33,538	788,278
Net increase in cash and cash equivalents	49,531	795,918
Foreign exchange difference	869	(1,428)
Cash and cash equivalents at beginning of the period	733,324	514,353
Cash and cash equivalents at end of the period	$783,724	$1,308,843

Income taxes paid	$52	$59

Interest paid	$7,972	$5,609

Stock-based Compensation Summary

Total compensation costs for stock-based awards were recorded as follows (in thousands):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$1,786	$0	$4,148	$0
Advertising and marketing	4,815	1,544	9,897	2,803
Sales	18,953	3,271	40,120	6,190
Technology and development	27,699	2,559	54,425	4,663
General and administrative	29,717	14,554	60,680	26,587
Total stock-based compensation expense (1)	$82,970	$21,928	$169,270	$40,243
(1)	Excluding the amount capitalized related to internal software development projects.

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue. We believe that these measures provide investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

EBITDA consists of net loss before interest; other (income) expense, net, including foreign exchange gain or loss; taxes; depreciation and amortization; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other (income) expense, net, including foreign exchange gain or loss; taxes; depreciation and amortization; loss on extinguishment of debt; stock-based compensation; and acquisition, integration and transformation costs. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA nor adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP as measures of performance.

Adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	Adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect the significant interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other (income) expense, net;
●	Adjusted EBITDA does not reflect the significant acquisition, integration and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

We have not reconciled EBITDA or adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance on the individual reconciling items between EBITDA and adjusted EBITDA and GAAP net income (loss). This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as the tax impact of share-based compensation, the effect of which may be significant. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$503,139	$241,030	$956,814	$421,829
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(160,273)	(90,780)	(306,232)	(163,162)
Depreciation and amortization of intangible assets	(1,240)	(1,538)	(5,354)	(3,026)
Gross Profit	341,626	148,712	645,228	255,640
Depreciation and amortization of intangible assets	1,240	1,538	5,354	3,026
Adjusted gross profit	$342,866	$150,250	$650,582	$258,667

Gross margin	67.9%	61.7%	67.4%	60.6%
Adjusted gross margin	68.1%	62.3%	68.0%	61.3%

The following is a reconciliation of Net Loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(133,819)	$(25,682)	$(333,468)	$(55,285)
Add:
Loss on extinguishment of debt	31,419	7,751	42,878	7,751
Other (income) expense, net	(217)	(111)	(5,869)	574
Interest expense, net	20,473	13,262	42,598	21,880
Income tax expense (benefit)	3,196	(2,399)	90,235	(3,110)
Depreciation and amortization	51,341	9,893	100,000	19,603
EBITDA	(27,607)	2,714	(63,626)	(8,587)
Stock-based compensation	82,970	21,928	169,270	40,243
Acquisition, integration and transformation costs	11,421	1,627	17,744	5,291
Adjusted EBITDA	$66,784	$26,269	$123,388	$36,947

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com